 PURCHASE AGREEMENT

BETWEEN

FREEDOM ENVIRONMENTAL SERVICES INC.
a Delaware Corporation

AND

MICHAEL CIARLONE, HARVEY BLONDER, GARY GOLDSTEIN AND ANITA GOLDSTEIN, TENANTS BY ENTIRETIES AND ROBIN AND ROBERT BAILEY TENANTS BY ENTIRETIES AND MICHAEL BORISH
AND
B&P ENVIRONMENTAL SERVICES LLC AND BROWNIES WASTE WATER SOLUTIONS, INC.

DATED

July 17, 2010

1 of 33

ASSET PURCHASE AGREEMENT

This  PURCHASE AGREEMENT (the "Agreement") is made and entered into as of 17th day of July, 2010 by and among FREEDOM ENVIRONMENTAL SERVICES INC., a Florida corporation (“PURCHASER” or “FRDM”), and Michael J. Ciarlone, Harvey Blonder and Gary A. Goldstein and Anita Goldstein, Robin and Robert Bailey collectively the “Seller” or “Sellers”and Michael Borish (“Borish”) , B&P Environmental Services LLC (“B&P”).;  and Brownies WasteWater Solutions, Inc. (“Brownies”) collectively “the Parties”.

PRELIMINARY STATEMENT:

The following prefatory statements are integral parts of this Asset Purchase Agreement and must be construed and interpreted as binding provisions of this agreement.

WHEREAS, SELLERS comprise of all the members of B&P Environmental, LLC, a Florida limited liability corporation and B&P holds and owns all the issued and outstanding shares of Brownies WasteWater Solutions, Inc., a Florida corporation; and

WHEREAS, PURCHASER desires to acquire, 100% of all the membership interests of B&P,  and assume all the disclosed liabilities, contingent and not contingent, of B&P. The Sellers desire to exchange their membership interests in B&P and Brownies, for shares of common stock of FRDM; and Borish desires to modify his stock ownership in FRDM, as provided for herein; and

WHEREAS, Purchaser and Michael Borish, have made affirmative representations concerning the liabilities of SELLER, both contingent and non contingent, the number of authorized and issued shares of stock of the SELLER, including both common and preferred shares, and the number if any of shares committed to be issued for services rendered or otherwise, thru the date of closing. The number of authorized and issued shares of the PURCHASER issued and outstanding on the date of closing will not exceed 31,000,000 shares of common stock and no shares of preferred stock. The representations set forth herein, and  in detail in attachments to this Agreement, are intended by PURCHASER, and Borish to be relied upon by the SELLER.

WHEREAS, the SELLERS, will rely on the PURCHASER,  Borish, their respective counsel and representatives, with regard to all SEC compliance and reporting issues relevant or pertinent to this Agreement, and

WHEREAS, B&P has joined in the execution of this agreement, and its execution of this agreement shall constitute  its affirmative representation that the transaction described herein has been unanimously  by its members.

2 of 33

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS
AND PURCHASE PRICE

SECTION 1.1  Sale of 100% Interest Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable law,  on the Closing Date (as those terms are outlined in Section 2.1 hereof), SELLERS agree to sell, assign, transfer, convey and deliver to the PURCHASER, and PURCHASER agrees to purchase and acquire all of SELLERS right, title and interest in and to all of the Sellers respective membership interests in B&P, (100% of all membership interests),  and PURCHASER shall acquire all debts, liabilities or obligations of B&P and Brownies as  listed on Exhibit A incorporated herein (the obligations assumed by the PURCHASER  referred to herein as the “LIABILITIES”).  The Purchaser at the time of closing shall have only those liabilities, contingent and non contingent, disclosed in Exhibit B. The exhibits shall be updated and current on the date of closing in the event of a material change from those exhibits attached hereto marked Exhibit A&B.

SECTION 1.2  Purchase Price.  The purchase price (the “Purchase Price”) to be paid by the PURCHASER 100% of the membership interests in  B&P is as follows:

1.
Michael J. Ciarlone, Harvey Blonder and Gary A. Goldstein and Anita Goldstein as tenants by entireties, will each be issued fifteen million (15,000,000) shares of the PURCHASER’S common voting stock. Robin and Robert Bailey as tenants by entireties shall be issued 3,000,000 shares of common voting stock.

ARTICLE II

CLOSING DATE AND DELIVERIES AT CLOSING

SECTION 2.1   Closing Date    The closing of the transactions contemplated by this Agreement (the “Closing”), unless expressly determined herein, shall be held at the offices of SELLER on or before 1:00 P.M. local time, on July ___, 2010 or on such other date and at such other place as may be mutually agreed upon by the parties, including closing by facsimile with originals to follow.  The date of the Closing is sometimes referred to herein as the “Closing Date.”

3 of 33

SECTION 2.2    Deliveries by SELLERS.  In addition to and without limiting any other provision of this Agreement, SELLERS agree to deliver, or cause to be delivered, to PURCHASER, at or prior to Closing, the following:

(a)	Assignment of all membership interests in B&P.

(b)
A transfer of all assets of B&P and Brownies, including a complete list of all ASSETS of B&P, including a list of all equipment and vehicles, with a value in excess of $2,500, a list of accounts receivable; a list of current bank accounts These “assets” are listed in the following attached exhibits:

Exhibit C List of Physical Assets
Exhibit D List of Accounts Receivable
Exhibit E Cash and Bank Accounts
Exhibit F All leases

(c)	Such other documents or certificates as shall be reasonably requested by the PURCHASER or its counsel.

SECTION 2.3   Deliveries by PURCHASER.   In addition to and without limiting any other provision of this Agreement, the PURCHASER agrees to deliver, or cause to be delivered to SELLER, at or prior to Closing, the following:

(a)	The Purchase Price .

(b)
A list of all contingent and non contingent liabilities of FRDM as applicable, listed on Exhibit B; Other than those liabilities listed on Exhibit B, FRDM will have no other contingent or non contingent liabilities, this provision is herby guaranteed by Borish, and said guarantee will survive closing for 180 days.

(c)	PURCHASERS bylaws will be revised to increase the number of permitted members of the Board of Directors to four (4) Directors;

(d)	Notes Payable listed in Note 8 of Form 10-Q for the period ended March 31, 2010, in the total amount of $739,071, plus

4 of 33

any other notes payable through the date of Closing will be adjusted by appropriate and proper accounting, applying generally accepted accounting guidelines and be eliminated, except for any third party trade notes that, if outstanding as of the date of closing are acceptable to SELLERS;

(e)
The accrued liabilities listed on the condensed consolidated balance sheets page 4 of Form 10-Q for the period ended March 31, 2010 in the amount of $703,437 plus any new accrued liabilities through the date of Closing will be adjusted by appropriate and proper accounting, applying generally accepted accounting guidelines and be eliminated and will not be an obligation of PURCHASER subsequent to Closing;

(f)
The accounts payable listed on the condensed consolidated balance sheets page 4 of Form 10-Q for the period ended March 31, 2010in the amount of $187,072 plus any new third party trade accounts payable, other than current accounts payable not to exceed the amount of current accounts receivable will be adjusted by appropriate and proper accounting, applying generally accepted accounting guidelines and be eliminated and will not be an obligation of PURCHASER subsequent to Closing;

(g)	Confirmation that the Bank line of credit will not exceed $15,000;

(h)	Board of Director approval of this Agreement;

(i)	Confirmation of the cancelation of the common voting shares of Michael Borish such that his total PURCHASER common stock holdings equals 15,000,000 shares as of Closing;

(j)
A list of authorized and issued shares of FRDM both common and preferred Exhibit I. Said Exhibit I shall include any “committed shares” and shares subject to exercise of purchase options if any not yet issued, other than the shares issued pursuant to this Agreement.

5 of 33

(k)	such other documents or certificates as shall be reasonably requested by SELLER or its counsel.

(l)	The Purchaser further warrants that at the time of closing it will have no employment contracts.

SECTION 2.4   Further Assurances.  SELLER and the PURCHASER, shall, upon request, on or after the Closing Date, cooperate with each other by executing and delivering any additional documents and/or other instruments and doing any and all such things as may be reasonably required by the parties or their counsel to implement and/or fully effectuate the transactions contemplated by this Agreement.

SECTION 2.5  Confidential Treatment of Information.  The Parties hereto and their representatives shall hold in confidence all data and information obtained with respect to the other parties or their business, and shall not use such data or information or disclose the same to others, except such data or information as is already known to such party or is published or is a matter of public record, or as otherwise required by Law or as may be disclosed with the written consent of the other party.   In the event this Agreement is terminated, each party shall upon request promptly return to the other(s) any statements, documents, schedules, exhibits or other written information obtained, reflecting or derived from information provided by them in connection with this Agreement.  Furthermore, the parties hereto shall not use such information and data for any competitive or commercial purposes.

SECTION 2.6  Consents and Approvals by Third Parties.  PURCHASER and SELLER shall use its best efforts to obtain as soon as practicable all consents and approvals of any third parties necessary or desirable for the consummation of the transactions contemplated by this Agreement.

SECTION 2.7   Publicity and Reports.  Except as required by applicable Federal or State Law (as defined in Section 3.3 herein) affecting PURCHASER, SELLER and PURCHASER shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall provide the other with draft copies of any proposed press releases and a reasonable opportunity to comment thereon, and shall not issue any such press release or make any such public statement before such consultation and opportunity to comment, except as required by applicable Law.   Each Party agrees to cooperate with the other Party to insure that all issuances of press release and/or statements with respect to this Agreement or the transactions contemplated hereby are made in the time frame required by applicable Law.

6 of 33

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

SELLERS, separately and jointly, represents and warrant to PURCHASER, except as set forth in the attachments hereto, as provided by SELLER to the PURCHASER on/or before the date hereof or previously disclosed by or on behalf of SELLER, or any of their affiliates or associates to PURCHASER, its agents, officers, directors or representative (collectively the “Disclosure Schedule”), as follows:

SECTION 3.1  Organization and Qualification.  B&P is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Florida, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business in any other jurisdiction by virtue of the nature of the businesses conducted by it or the ownership or leasing of its properties, except where the failure to be so qualified will not, when taken together with all other such failures, have a Business Material Adverse effect.   Brownies is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business in any other jurisdiction by virtue of the nature of the businesses conducted by it or the ownership or leasing of its properties, except where the failure to be so qualified will not, when taken together with all other such failures, have a Business Material Adverse effect.

SECTION 3.2   Articles of Incorporation and By-Laws.  The complete and correct copies of Brownies Articles of Incorporation and By-Laws, as amended or restated to date, are a complete and correct copy of such documents as in effect on the date hereof and as of the Closing Date.

  3.2.1   Authority.  SELLERS have all requisite power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by SELLERS and constitutes the legal, valid and binding obligation of SELLERS enforceable against SELLERS in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity. B&P and Brownies respectively hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of their respective business and the use of the Assets (the “Licenses”) .

          SECTION 3.3   No Conflict; The execution and delivery of this Agreement by SELLERS does not, and the performance by SELLERS of their obligations hereunder will not: conflict with, breach or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") in any agreements of Sellers, B&P or Brownies in effect as of the date of this Agreement. Excluding from the foregoing are such violations, conflicts, breaches, defaults, terminations, accelerations, creations of liens, or incumbency that would not, in the aggregate, have a Business Material Adverse Effect or a Closing Material Adverse Effect.

7 of 33

SECTION 3.4   Compliance with Applicable Laws.  B&P and Brownies respectively are not in violation of, or, to the knowledge of SELLERS is under investigation with respect to or has been given notice or has been charged with the violation of any Law of a governmental agency, except for violations which individually or in the aggregate do not have a Closing Material Adverse Effect.

SECTION 3.5   Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SELLERS.

SECTION 3.6   Customer Lists.  SELLERS will provide to PURCHASER a listing or file of all customers of the B&P and Brownies respectively and customer databases held by B&P and Brownies respectively concerning the business of B&P and Brownies respectively (the “Business”).

SECTION 3.7   Labor Matters. Except as disclosed on the Disclosure Schedules, B&P and Brownies, respectively,  are not a party to any collective bargaining agreement or agreement of any kind with any labor organization. B&P and Brownies respectively have not been the subject of any union activity or labor dispute, nor has there been any strike of any kind called or to SELLERS knowledge threatened to be called against B&P and Brownies respectively, and to the knowledge of Seller B&P and Brownies, respectively have not violated any applicable federal or state law or regulation relating to labor or labor practices which violation would have a Closing Material Adverse Effect except as disclosed in the Disclosure Schedule.

SECTION 3.8  Benefit Plans. The PURCHASER will have no liability for any contributions or payments or otherwise with respect to any employee benefit plans or agreements maintained by B&P for the benefit of its shareholders, officers, directors, employees or independent contractors, including, without limitation, (i) any affirmative action plans or programs, (ii) current and deferred compensation, pension, profit sharing, severance, vacation, stock purchase, stock option, bonus and incentive compensation benefits for such shareholders, officers, directors, employees or independent contractors, and (iii) the medical, hospital, life, health, accident, disability, death and other fringe and welfare benefits for such shareholders, officers, directors, employees and independent contractors, including any split-dollar life insurance policies, all of which plans, programs, practices, policies and other individual and group arrangements and agreements, including any unwritten compensation, fringe benefit, payroll or employment practices, procedures or policies of any kind or description are hereinafter referred to as “Benefit Programs and Employment Policies.” Any contributions or payments or otherwise with respect to any employee benefit plans or agreements maintained by the Brownies for the benefit of its shareholders, officers, directors, employees or independent contractors shall be provided to PURCHASER in the Disclosure Schedules.

SECTION 3.9  Patents Trademarks, Trade Names, Etc. The Purchaser has been provided a complete and correct list and summary description of all trademarks, trade names, service marks, brand names, mastheads, titles, copyrights and patents, registrations thereof and applications thereof, applicable to or used by B&P and Brownies respectively, together with a complete list of all licenses granted by or to B&P and Brownies respectively with respect to any of the above. B&P and Brownies respectively have good and marketable title to all of such intangible assets owned by the B&P and Brownies respectively (except for the  asset lien related to Security Fortress, Inc.), in each case free and clear of any liens, claims, charges, licenses, options or other encumbrances or rights of others of any nature whatsoever, and B&P and Brownies respectively have the sole ownership rights in, and exclusive right to use, such intangible assets. B&P and Brownies respectively are not currently in receipt of any notice of any violation of, and has no reason to believe that the operations of B&P and Brownies respectively are violating, the rights of others in any trademark, trade name, service mark, copyright, masthead, title, patent, trade secret, know-how or other intangible asset.

8 of 33

SECTION 3.10  Litigation. Except as set forth in the Disclosure Schedule hereto, there is no suit, action, proceeding (in bankruptcy or otherwise), claim or investigation pending or to the knowledge of SELLERS threatened against, or affecting, the B&P and Brownies respectively that would have a Closing Material Adverse Effect and there exists no basis or grounds for any such suit, action, proceeding, claim or investigation. None of the items described  individually or in the aggregate, if resulting in a judgment, would have a Closing Material Adverse Effect and/or a Business Material Adverse Effect on the assets or the business of B&P and Brownies respectively or the right of SELLERS to consummate the transactions contemplated hereby.

SECTION 3.11  Ownership of Assets. Except as set forth in the Disclosure Schedule, B&P and Brownies respectively has good and marketable title to all of their assets free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances the existence of which would have a Business Material Adverse Effect. All of their assets which are tangible are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear. B&P and Brownies respectively have not received any notice of violation of any applicable zoning regulation, ordinance or law, or other law, regulation or requirement, and there is no such violation or grounds thereof which could have a Closing Material Adverse Effect and/or Business Material Adverse Effect. Except pursuant to this Agreement and except as set forth in the Disclosure Schedule, B&P and Brownies respectively are not a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets or any other portion of the business of B&P and Brownies respectively.

SECTION 3.12  Taxes. There is not any known liability for unpaid federal, state or local income, sales, use, excise or other taxes of any kind arising out of, or attributable to, or affecting the assets or the conduct of the business of B&P and Brownies respectively, for which the PURCHASER will have any liability for payment or otherwise. There does not exist and will not exist by virtue of the transactions contemplated by this Agreement any liability for taxes (except for taxes  if any, incident to the consummation of the transactions contemplated herein) which may be asserted by any taxing authority against the assets and no lien or other encumbrance for taxes has attached or will attach to the assets. The 2009 federal income tax returns for B&P and Brownies are currently on extension of time to file and are in process of preparation.

9 of 33

SECTION 3.13  Set forth in the Exhibits are (i) the most recent internally prepared financial statements of the B&P and Brownies, respectively as of the years end of December 31, 2009 and December 31, 2008, and March 31, 2010 and any and all B&P and Brownies   all of which comply as to form in all material respects with applicable accounting requirements (the “Financial Statements”). Each of the balance sheets contained in or incorporated by reference into any such Financial Statements (including the related notes and schedules thereto) fairly presented the financial position of B&P and Brownies respectively as of its date, and each of the statements of income and changes in members or shareholders’ equity and cash flows or equivalent statements in such Financial Statements (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ or members equity and changes in cash flows, as the case may be, of B&P and Brownies respectively for the periods to which they relate  Without limiting the foregoing, the PURCHASER shall not assume, undertake or accept, and shall have no responsibility with respect to, liabilities and obligations related to B&P and Brownies respectively or operation of B&P and Brownies, respectively, prior to the Closing Date. B&P and Brownies respectively does not have any liability or obligation (whether accrued, absolute, contingent or otherwise) which is not set forth on the Financial Statements, except for liabilities incurred or accrued in the ordinary course of business since the respective dates of the Financial Statements, or liabilities and/or obligations which would not, either individually or in the aggregate, have a Closing Material Adverse Effect.

SECTION 3.14  Absence of Changes. Since the date of the most recent Financial Statement noted in Section 3.13 above, B&P and Brownies, respectively, have not, except as disclosed in the Disclosure Schedule:

3.14.1  Transferred, assigned, conveyed, or liquidated any of their assets or entered into any transaction or incurred any liability or obligation which affects their assets or the business of B&P and Brownies respectively, other than in the ordinary course of its business;
3.14.2  Suffered any Business Material Adverse Effect or become aware of any event or state of facts which may result in any such Business Material Adverse Effect;

3.14.3  Suffered any destruction, damage or loss relating to the assets or the business of B&P and Brownies respectively, whether or not covered by insurance, which reasonably would have a Business Material Adverse Effect;

3.14.4  Suffered, permitted or incurred the imposition of any lien, charge, encumbrance (which as used herein includes, without limitation, any mortgage, conveyance to secure debt or security interest) or claim upon any of the assets or the business of B&P and Brownies respectively, except for any current year lien with respect to personal or real property taxes not yet due and payable or any liens which  secure any of their LIABILITIES;

10 of 33

3.14.5   Committed, suffered, permitted or incurred any material default in any liability to any third party, which, in the aggregate, has had or will have a Business Material Adverse Effect;

3.14.6   Made or agreed to any adverse change in the terms of any contract or instrument to which it is a party which is reasonably foreseeable to  have a Business Material Adverse Effect;

3.14.7  Waived, canceled, sold or otherwise disposed of, for less than the face amount thereof, any claim or right relating to the assets, which it has against others, which is reasonably foreseeable to have a Business Material Adverse Effect;

3.14.8   Paid, agreed to pay or incurred any obligation for the payment of any contribution or other amount to, or with respect to, any employee benefit plan, or paid any bonus to, or granted any increase in the compensation of, any of the shareholders, members, directors, officers, agents or employees of the B&P and Brownies respectively, that is reasonably foreseeable to have a Business Material Adverse Effect;

3.14.10  Incurred any other liability or obligation or entered into any transaction other than in the ordinary course of business that is reasonably foreseeable to have a Business Material Adverse Effect; or

3.14.11  Received, any notices, or has received any credible information leading it to believe, that any material supplier or customer of B&P and Brownies respectively has taken or contemplates taking any steps which would have a Business Material Adverse Effect.

3.14.12  An agreement for the acquisition of Vac & Jet, Inc, and the assets of said corporation consisting of two “vactors”. It is the intention of the parties to close on this transaction. The purchase price is $390,000 of which $330,000 will be paid at closing. In the event that the sale contemplated by this Agreement fails to close, B&P will purchase the Vac & Jet assets from FRDM, for the purchase price paid by FRDM. B&P shall consummate said purchase within 30 days of being notified that the sale contemplated hereunder will not close.

SECTION 3.15  Full Disclosure.  No representation or warranty made by SELLERS in this Agreement and no certificate or document furnished or to be furnished to the PURCHASER pursuant to this Agreement taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

11 of 33

ANY FACT, INFORMATION, CIRCUMSTANCE OR DISCLOSURE CONTAINED IN THE DISCLOSURE SCHEDULE SHALL BE DEEMED TO HAVE BEEN DISCLOSED FOR ALL PURPOSES OF THIS AGREEMENT AND THE CATALOGING, ORGANIZATION OR REFERENCE OF ANY SUCH FACT, INFORMATION, CIRCUMSTANCE OR DISCLOSURE TO A GIVEN SECTION OF THIS AGREEMENT SHALL NOT LIMIT THE EXTENT OF THAT DISCLOSURE TO THE REPRESENTATIONS, WARRANTIES OR PROVISIONS OF THE REFERENCED SECTION OR OTHERWISE.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND BORISH

The PURCHASER and Borish, represent and warrant to SELLERS as follows:

SECTION 4.1  Organization and Qualification.  The PURCHASER is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

SECTION 4.2   Authority.  The PURCHASER has all requisite corporate power and authority to execute and deliver this Agreement, to perform the obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the PURCHASER and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the PURCHASER is necessary to authorize this Agreement .  This Agreement has been duly executed and delivered by the PURCHASER and constitutes the legal, valid and binding obligation of PURCHASER enforceable against the PURCHASER in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity.

SECTION 4.3   No Conflict; Required Filings and Consents.  The execution and delivery of this Agreement by the PURCHASER does not, and the performance by the PURCHASER of its obligations hereunder will not:  (i) conflict with or violate the Articles of Incorporation or By-Laws of the PURCHASER; or (ii) conflict with, breach or violate any Laws or other agreements in effect as of the date of this Agreement and applicable to the PURCHASER.

SECTION 4.4   Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PURCHASER.

12 of 33

SECTION 4.6   Since March 31, 2010, PURCHASER has filed all reports and other documents required to be filed by PURCHASER with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934.  The consolidated financial statements of PURCHASER included in its Annual Report on an appropriate form  for the year ended December 31, 2009 and for the quarter ended March 31, 2010 comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of PURCHASER and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments) (the “Financial Statements”). Each of the balance sheets contained in or incorporated by reference into any such Financial Statements (including the related notes and schedules thereto) fairly presented the financial position of PURCHASER as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Financial Statements (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of PURCHASER for the periods to which they relate. In addition, the PURCHASER representsthat the PURCHASER is authorized to issue 75,000,000 shares of preferred stock, $.001 par value, of which none are issued and outstanding as of the date of this Agreement and none will be issued and outstanding as of the Closing.

SECTION 4.6   Absence of Changes. Since the date of the most recent Financial Statement noted in Section 3.6 above, PURCHASER has not, except as disclosed in the Disclosure Schedule:

4.6.1  Transferred, assigned, conveyed, or liquidated any of the assets, or entered into any transaction or incurred any liability or obligation which affects the assets or the business of Purchaserother than in the ordinary course of its business;

4.6.2   Suffered any event or become aware of any event or state of facts which would have any effect or series of effects that is, individually or in the aggregate, material and adverse to the operation of the business as conducted by PURCHASER (each a “PURCHASER Business Material Adverse Effect”);

4.6.3   Suffered any destruction, damage or loss relating to the Assets or the business of PURCHASER, whether or not covered by insurance, which  would have a PURCHASER Business Material Adverse Effect;

4.6.4   Suffered, permitted or incurred the imposition of any lien, charge, encumbrance (which as used herein includes, without limitation, any mortgage, conveyance to secure debt or security interest) or claim upon any of the Assets or the business of PURCHASER, except for any current year lien with respect to personal or real property taxes not yet due and payable;

13 of 33

4.6.5  Committed, suffered, permitted or incurred any material default in any liability to any third party, which, in the aggregate, has had or will have a PURCHASER Business Material Adverse Effect;

4.6.6  Made or agreed to any adverse change in the terms of any contract or instrument to which it is a party which is reasonably foreseeable to have a PURCHASER Business Material Adverse Effect;

4.6.7  Waived, canceled, sold or otherwise disposed of, for less than the face amount thereof, any claim or right relating to its asset which it has against others, which is reasonably foreseeable to have a PURCHASER Business Material Adverse Effect;

4.6.8  Paid, agreed to pay or incurred any obligation for the payment of any contribution or other amount to, or with respect to, any employee benefit plan, or paid any bonus to, or granted any increase in the compensation of, any of the directors, officers, agents or employees of the PURCHASER, or made any increase in the pension, retirement or other benefits of the directors, officers, agents or other employees of PURCHASER.

4.6.9 Incurred any other liability or obligation or entered into any transaction other than in the ordinary course of business that is reasonably foreseeable to have a PURCHASER Business Material Adverse Effect; or

4.6.10  Received, any notices, or has received any credible information leading it to believe, that any material supplier or customer of has taken or contemplates taking any steps which would have a PURCHASER Business Material Adverse Effect.

4.6.11  The Purchaser prior to closing will have any quarterly or other reports required by the SEC and be in full compliance with all reporting obligations, and will provide Sellers, at closing, with such opinion of counsel and CPA of Purchaser, made upon their personal knowledge that to the best of their knowledge and belief the Purchaser if fully SEC compliant in their filings.

SECTION 4.8  Full Disclosure.  No representation or warranty made by PURCHASER in this Agreement and no certificate or document furnished or to be furnished to the SELLERS pursuant to this Agreement taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

SECTION 4.9 Guarantee of Correctness of Disclosures: Michael Borish as the majority shareholder of PURCASHER and its current sole director, individually guarantees the substantial correctness of the Purchasers warranties. This guarantee shall survive Closing.

14 of 33

ARTICLE V

CONDITIONS PRECEDENT TO SELLERS OBLIGATIONS

The obligation of SELLERS to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date, of the following conditions:

SECTION 5.1  No Termination.  This Agreement shall not have been terminated pursuant to Article 7 hereof.

SECTION 5.2  Compliance.  The PURCHASER shall have complied with all of its obligations under this Agreement.

SECTION 5.4  Representations True and Correct.  The representations and warranties of PURCHASER contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

SECTION 5.6  Compliance with Covenants. PURCHASER shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.

SECTION 5.7   No Adverse Proceedings.  On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

ARTICLE VI

CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS

The obligation of the PURCHASER to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date unless specified otherwise, of the following conditions:

SECTION 6.1  No Termination.  This Agreement shall not have been terminated pursuant to Article 7 hereof.

15 of 33

SECTION 6.2  Representations True and Correct.  The representations and warranties of SELLERS contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

SECTION 6.3  Compliance with Covenants. SELLERS shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.

SECTION 6.4   No Adverse Proceedings.  On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1  Termination.  This Agreement may be terminated at any time prior to closing.

(a)           by mutual written consent of PURCHASER, on the one hand, and SELLERS, on the other hand; or

(b)           by PURCHASER upon a material breach of any representation, warranty, covenant or agreement on the part of SELLERS set forth in this Agreement, or if any representation or warranty of SELLERS, shall have become untrue, in either case such that any of the conditions set forth in Article V hereof would not be satisfied (a “Terminating Breach"), and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach; or

(c)           by the PURCHASER, if there shall be any court order which has become final and non-appealable that in the sole opinion of the PURCHASER has a Business Material Adverse Effect on the assets

(d)           by SELLERS upon a material breach of any representation, warranty, covenant or agreement on the part of PURCHASER set forth in this Agreement, or if any representation or warranty of PURCHASER  shall have become untrue, in either case such that any of the conditions set forth in Article V hereof would not be satisfied (a “Terminating Breach"), and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach; or

16 of 33

(e)           by the SELLERS, if there shall be any court order which has become final and non-appealable that in the sole opinion of the SELLER has a Closing Material Adverse Effect.

(f)           By SELLERS or PURCHASER, at any time after July __ 2010 if the Closing shall not have occurred on or before that date; provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose failure, or whose affiliate’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

SECTION 7.2   Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.1 hereof, each Party hereto shall pay its own legal and other expenses.

SECTION 7.3   Amendment.  This Agreement may be amended by the parties hereto any time prior to the Closing Date by an instrument in writing signed by all of the Parties hereto.

SECTION 7.4   Waiver.  At any time prior to the Closing Date, either the PURCHASER or SELLERS, as appropriate, may:  (a) extend the time for the performance of any of the obligations or other acts of other party or; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto which have been made to it; or (c) waive compliance with any of the agreements or conditions contained herein for its benefit.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party/ parties granting such a waiver.

ARTICLE VIII

POST CLOSING COVENANTS

          SECTION 8.1             Post-Closing Covenants of PURCHASER.

8.1.1
Within 90 days of closing, Security Fortress, LP. will be paid the full amount of the outstanding secured obligation due from B&P Environmental LLC of Two Hundred Seventy five Thousand ($275,000) dollars plus any accrued interest. The parties, by mutual agreement, have the right to extend full payment of this obligation for an addition thirty (30) days after the ninety (90) days as an extension to payment; Upon payment in full to Security Fortress, Inc. all Blanket UCC1 and any other security interest in B&P and / or Business assets will be released within fifteen (15) days of payment.

8.1.2
The PURCHASER will file a Form 8-K with the SEC, which shall include the financial statements of B&P and Brownies, respectively, as required pursuant to Item 9(a)(4) of Form 8-K by Item 9(b)(4) of Form 8-K.

17 of 33

8.1.3 8.1.4
To the best of Sellers and Purchasers knowledge no employment contract (s) exist and all employees of FRDM and B&P/Brownies are currently “at will” employees as such is defined under Florida law..

The representations and warranties of the Purchaser and Borish  contained in this Agreement or in any exhibit or schedule to this Agreement shall survive the Closing Date for eighteen months.

          SECTION 8.2             Post-Closing Covenants of the SELLERS.

8.2.1
SELLERS will cooperate with PURCHASER by executing and delivering any additional documents and/or other instruments and doing any and all such things as may be reasonably required by the PURCHASER or its counsel and accountants to satisfy the provisions of Section 8.1.2 herein.

8.2.2.	The representations and warranties of the Sellers contained in this Agreement or in any exhibit or schedule to this Agreement shall survive the Closing Date for eighteen months.

8.2.3
The following “Parties”, Borish, Ciarlone, Goldstein and Bailey shal at the time of closing l each pledge to Harvey Blonder 1,000,000 shares of stock to Security Fortress LP as additional collateral for the payment of the Security Fortress LP obligation owed by B&P. The shares shall be held by Harvey Blonder as collateral until the Security Fortress debt inclusive of interest, approximately a total of $294,000, has been paid in full. All voting rights for said shares shall be retained by the respective party owners.

8.2.4	The PURCHASER estimates the cost of SEC compliance is expected to be approximately $75,000 for the first anniversary year.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1  Transaction Costs.  Each of the parties shall pay all of his or its costs and expenses (including attorney fees and other legal costs and expenses and accountants’ fees and other accounting costs and expenses) incurred by that Party in connection with this Agreement.

SECTION 9.2    Indemnification.  PURCHASER and Borish jointly and severally, agree to defend and hold the SELLERS harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of this Agreement or failure by the PURCHASER to disclose or to perform with respect to any of its representations, warranties or covenants contained in Section IV of this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement.

SECTION 9.3    Indemnification.  The SELLERS jointly and severely agree to defend and hold  PURCHASER and its affiliates, directors, and agents harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of this Agreement or failure by the SELLERS to perform with respect to any of its representations, warranties or covenants contained in this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement.

9.3.1    Procedure.  A party hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the “Indemnifying Party” and the other party or parties claiming indemnity is referred to as the “Indemnified Party”. An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement promptly (and in any event within twenty (20) business days) upon the receipt of any written claim from any such third party, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to each Indemnifying Party of any liability or loss which might give rise to a claim for indemnity; provided, however, that any failure to give such notice on a timely basis will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced.  As to any claim, action, suit or proceeding by a third party, the Indemnifying Party may assume the defense of such matter, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses relating thereto.  The Indemnifying Party shall give written notice to each Indemnified Party of its assumption of the defense of any action, suit or proceeding within fifteen (15) days of receipt of notice from the Indemnified Party with respect to such matter.  The Indemnified Party shall have the right to employ its or their own counsel in any such matter, but the fees and expenses of such counsel shall be the responsibility of such Indemnified Party unless (i) the Indemnifying Party shall not have reasonably promptly employed counsel reasonably satisfactory to such Indemnified Party or (ii) the Indemnified Party shall have reasonably concluded that the conduct of such proceedings by the Indemnifying Party and counsel of its choosing will prejudice the rights of the Indemnified Party.  The Indemnified Party shall provide such cooperation and such access to its books, records as the Indemnifying Party shall reasonably request with respect to such matter; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.  The Indemnifying Party shall not make any settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.  Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving consideration or relief other than the payment of money.  After settlement and payment thereof, the Indemnifying Party shall have no right to dispute or object to the amount of the settlement or a claim for indemnification based thereon.

18 of 33

With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of:  (i) the entry of a non-appealable judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of a judgment or appellate decision against the Indemnified Party; (iii) a settlement of the claim; or (iv) with respect to indemnities for liabilities relating to Taxes, upon the issuance of any final assessment by a Taxation authority.  Notwithstanding the foregoing, expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

SECTION 9.4   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission with independent confirmation of receipt followed by confirmation of notice by registered or certified mail or overnight courier service; (iii) on the date delivered by an overnight courier service; or (iv) on the fifth business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid, to the address set forth herein of such other addresses provided by each party to the other parties in accordance with the terms or provisions hereof. Notice shall also be sent by e-mail delivery.

SECTION 9.5  Headings.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.6   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

19 of 33

SECTION 9.7   Entire Agreement.  This Agreement (together with the Schedules, Exhibits, certificates and documents referred to herein) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

SECTION 9.8   Binding Effect.  All the terms and provisions of this Agreement whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assignees.

SECTION 9.9   Preparation of Agreement.  This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation.  The parties acknowledge each contributed and is equally responsible for its preparation.

20 of 33

SECTION 9.10  Governing Law and Arbitration.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to applicable principles of conflicts of law. Any dispute, controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be submitted to and finally resolved by arbitration under and in accordance with the commercial rules of the American Arbitration Association, which shall administer the arbitration and act as appointing authority. The arbitration shall take place in Orange County, Florida, and shall be the exclusive forum for resolving such dispute, controversy or claim. The decision of the arbitrators shall be executory, final and binding upon the parties hereto and judgment upon the award in the arbitration may be entered in any court having jurisdiction thereof. The expense of the arbitration (including, without limitation, the awarding of attorneys' fees to the prevailing party) shall be paid as the arbitrator determines.

SECTION 9.11  Preparation and Filing of Tax Returns and Securities and Exchange Commission filings.PURCHASER shall reasonably assist and cooperate with the SELLERS in the preparation of all the federal, state and local tax returns of B&P and Brownies for all periods proceeding the date of closing and SELLERS  shall reasonably assist and cooperate with the PURCHASER with all filings with the SEC, when and if appropriate, after the Closing Date due relating to periods prior to the Closing Date.  SELLERS will be responsible in the preparation of all the federal, state and local tax returns.

SECTION 9.12  Further Assurances, Cooperation.  Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary to consummate the transactions contemplated by this agreement.

SECTION 9.14   Assignment.  This Agreement shall not be assignable by any party without the express consent of all other parties first obtained.

SECTION  9.15   Third Parties.   Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective administrators, executors, legal representatives, heirs, successors and permitted assignees.  Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

21 of 33

SECTION 9.16    Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 9.17   Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement and such execution shall be conclusively evidenced by a facsimile transmitted copy or electronic mail  transmitted copy  of the execution page hereof.

SECTION 10:   Effective Date of Agreement: This agreement shall become effective as between the parties as of the last date of execution hereby by a party as reflected on the following signature page(s) hereof; thereupon the said last executing party as legal counsel for any party shall have the authority to insert said date at the top of page 1 hereof and the same shall be the date of the agreement.

[SIGNATURES ON FOLLOWING PAGE]

22 of 33

IN WITNESS WHEREOF, the PURCHASER and SELLERS have executed this Agreement as of the date first above shown.

PURCHASER                                                                                     SELLERS

Freedom Environmental Services Inc.
a Florida corporation

______________________                                                            ___________________________
By:  MICHAEL BORISH                                                                   MICHAEL CIARLONE
Title: CEO

___________________________
HARVEY BLONDER
________________
MICHAEL BORISH

____________________________
GARY GOLDSTEIN

____________________________
ANITA GOLDSTEIN

____________________________
ROBIN BAILEY

____________________________
ROBERT BAILEY

B&P ENVIRONMENTAL LLC

By:__________________________________
Harvey Blonder
Managing Member

Brownies Waste Water Solutions, Inc.

By:_________________________________
Michael Ciarlone
President

23 of 33

Exhibit A

SELLER Liabilities

24 of 33

Exhibit B

PURCHASER Liabilities

25 of 33

Exhibit C

Physical Assets of Brownies

26 of 33

Exhibit D

Accounts Receivable for B&P

27 of 33

Exhibit E

B&P cash and bank accounts

28 of 33

Exhibit F

Leases of SELLER

29 of 33

Exhibit G

Employment Agreements

30 of 33

Exhibit H

Assignment of all B&P LLC interests

31 of 33

Exhibit I

Issued and Outstanding shares of PURCHASER common and preferred stock and committed shares

32 of 33

Disclosure Schedule 3.13

Financial statements of the B&P and Brownies

33 of 33